Exhibit 99.1

Quest Resource Holding Corporation Reports Third Quarter 2024 Financial Results

New client onboarding progressing as expected, with third quarter revenue run rate from new client wins secured during 2024 achieving approximately 60% of expected fully ramped run rate

New automated vendor management system is demonstrating increased efficiencies and improved service levels, but has temporarily resulted in higher than expected costs in support of the transition

Pace of new client wins continues with significant new client wins in food distribution and automotive service end markets

THE COLONY, TX – November 7, 2024 – Quest Resource Holding Corporation (Nasdaq: QRHC) (“Quest” or the “Company”), a national leader in environmental waste and recycling services, today announced financial results for the third quarter ended September 30, 2024.

“We were very active during the third quarter: securing significant new client wins, onboarding a record number of new clients and expanding engagements with existing ones. New client onboarding, combined with strong demand from existing clients added approximately $16 million in revenue during the third quarter. However, growth was partially offset by weaker than expected conditions at certain clients in our industrial end markets and isolated client attrition. In addition, during the third quarter we implemented our vendor management system, which temporarily caused a significantly higher than expected increase in cost of revenue and incremental SG&A in support of the transition,” said S. Ray Hatch, President and Chief Executive Officer of Quest.

“As a result of the hard work of our team, we have received high marks from new clients, several of which have already been reference clients, helping us to continue to grow our pipeline of new business. In addition, we have made significant progress and are in the final stages of selecting lenders to refinance our debt. Based on initial proposals, the refinancing is on track to be completed by the end of the year, and we expect both a significant reduction in interest expense and improved terms. Based on the continued ramp of new business and increasing efficiencies, we expect to show year-over-year increases in revenue and profitability during the fourth quarter. During 2025 and beyond, we expect to continue to drive significant growth from new clients and improving profitability from efficiency gains and earnings leverage.”

Third Quarter 2024 Highlights

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Revenue was $72.8 million, a 3.3% increase compared with the third quarter of 2023.
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Gross profit was $11.7 million, a 5.9% decrease compared with the third quarter of 2023.
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Gross margin was 16.1% of revenue compared with 17.7% for the third quarter of 2023.
•
GAAP net loss was $(3.4) million, compared with GAAP net loss of $(2.1) million during the third quarter of 2023.
•
GAAP net loss per basic and diluted share attributable to common stockholders was $(0.16), compared with $(0.10) for the third quarter of 2023.
•
Adjusted EBITDA was $2.5 million, compared with $3.7 million during the third quarter of 2023.
•
Adjusted net loss per diluted share was $(0.06), compared with adjusted net income of $0.02 per diluted share during the third quarter of 2023.

Year-to-Date 2024 Highlights (September 30, 2024)

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Revenue was $218.6 million, a 0.2% decrease compared with the same period of 2023.
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Gross profit was $39.3 million, a 1.8% increase compared with the same period of 2023.
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Gross margin was 18.0% of revenue compared with 17.6% during the same period of 2023.
•
GAAP net loss was $(5.6) million, compared with GAAP net loss of $(5.0) million during the same period of 2023.

•
GAAP net loss per basic and diluted share attributable to common stockholders was $(0.27), compared with $(0.25) during the same period of 2023.
•
Year-to-date Adjusted EBITDA was $12.8 million compared to $12.7 million during the same period of 2023.
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Adjusted net income per diluted share was $0.05, compared with $0.12 per diluted share during the same period of 2023.

Recent Highlights

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Secured a new client in the food distribution business that is expected to produce seven figures of annual revenue.
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Secured a new automotive service client win that is expected to produce seven figures of annual revenue.
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Completed the integration of automated accounts payable processing system with solid waste vendors, processing approximately 70% of invoices with zero human interaction and 100% of invoices audited at the service line-item level according to contractual terms.
•
Progress in refinancing of existing debt, on track for completion by the end of 2024 with significantly better terms.

Third Quarter 2024 Earnings Conference Call and Webcast:

Quest will host a conference call on Thursday, November 7, 2024, at 5:00 PM ET, to review the financial results for the third quarter ended September 30, 2024. To participate, dial 1-800-717-1738 or 1-646-307-1865. The conference call, which may include forward-looking statements, is also being webcast and is available via the investor relations section of Quest’s website at https://investors.qrhc.com/investors. A replay of the webcast will be archived on Quest’s investor relations website for 90 days.

About Quest Resource Holding Corporation

Quest is a national provider of waste and recycling services that enable larger businesses to excel in achieving their environmental and sustainability goals and responsibilities. Quest delivers focused expertise across multiple industry sectors to build single-source, client-specific solutions that generate quantifiable business and sustainability results. Addressing a wide variety of waste streams and recyclables, Quest provides information and data that tracks and reports the environmental results of Quest’s services, gives actionable data to improve business operations, and enables Quest’s clients to excel in their business and sustainability responsibilities. For more information, visit www.qrhc.com.

Reconciliation of U.S. GAAP to Non-GAAP Financial Measures

In this press release, non-GAAP financial measures, “Adjusted EBITDA” and “Adjusted Net Income (Loss)” are presented. From time-to-time, Quest considers and uses these supplemental measures of operating performance in order to provide an improved understanding of underlying performance trends. Quest believes it is useful to review, as applicable, both (1) GAAP measures that include (i) depreciation and amortization, (ii) interest expense, (iii) stock-based compensation expense, (iv) income tax expense, and (v) certain other adjustments, and (2) non-GAAP measures that exclude such items. Quest presents these non-GAAP measures because it considers it an important supplemental measure of Quest’s performance. Quest’s definition of these adjusted financial measures may differ from similarly named measures used by others. Quest believes these measures facilitate operating performance comparisons from period to period by eliminating potential differences caused by the existence and timing of certain expense items that would not otherwise be apparent on a GAAP basis. These non-GAAP measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for the Company’s GAAP measures. (See attached tables “Reconciliation of Net Loss to Adjusted EBITDA” and “Adjusted Net Income Per Share”).

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements include, but are not limited to, our expectation that we will show year-over-year increases in revenue and profitability during the fourth quarter, our expectation that we will continue to drive significant growth from new customers and improving profitability from efficiency gains and earnings leverage during 2025 and beyond, our expectation that our new client wins will produce seven figures of annual revenue and our belief that we will be able to refinance our existing debt by the end of 2024 on better terms. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, including, but not limited to, competition in the environmental services industry, the impact of the current economic environment, the spread of major epidemics (including Coronavirus) and other related uncertainties such as government-imposed travel restrictions, interruptions to supply chains, commodity price fluctuations, extended shut down of businesses, and other factors discussed in greater detail in our filings with the Securities and Exchange Commission (“SEC”), including in our Annual Report on Form 10-K for the year ended December 31, 2023. You are cautioned not to place undue reliance on such statements and to consult our SEC filings for additional risks and uncertainties that may apply to our business and the ownership of our securities. Our forward-looking statements are presented as of the date made, and we disclaim any duty to update such statements unless required by law to do so.

Investor Relations Contact:

Three Part Advisors, LLC

Joe Noyons

817.778.8424

Financial Tables Follow

Quest Resource Holding Corporation and Subsidiaries

STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenue	$72,766	$70,425	$218,562	$219,036
Cost of revenue	61,066	57,995	179,294	180,471
Gross profit	11,700	12,430	39,268	38,565
Selling, general, and administrative	10,273	9,620	29,457	28,250
Depreciation and amortization	2,368	2,342	7,094	7,219
Total operating expenses	12,641	11,962	36,551	35,469
Operating income (loss)	(941)	468	2,717	3,096
Interest expense	(2,723)	(2,408)	(7,807)	(7,407)
Loss before taxes	(3,664)	(1,940)	(5,090)	(4,311)
Income tax expense (benefit)	(278)	111	465	650
Net loss	$(3,386)	$(2,051)	$(5,555)	$(4,961)

Net loss applicable to common stockholders	$(3,386)	$(2,051)	$(5,555)	$(4,961)
Net loss per common share:
Basic	$(0.16)	$(0.10)	$(0.27)	$(0.25)
Diluted	$(0.16)	$(0.10)	$(0.27)	$(0.25)
Weighted average number of common shares outstanding:
Basic	20,666	20,060	20,542	19,985
Diluted	20,666	20,060	20,542	19,985

RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA

(Unaudited)

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net loss	$(3,386)	$(2,051)	$(5,555)	$(4,961)
Depreciation and amortization	2,613	2,438	7,714	7,486
Interest expense	2,723	2,408	7,807	7,407
Stock-based compensation expense	571	289	1,291	950
Acquisition, integration, and related costs	30	374	91	1,026
Other adjustments	261	141	980	172
Income tax expense (benefit)	(278)	111	465	650
Adjusted EBITDA	$2,534	$3,710	$12,793	$12,730

ADJUSTED NET INCOME (LOSS) PER SHARE

(Unaudited)

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Reported net loss (1)	$(3,386)	$(2,051)	$(5,555)	$(4,961)
Amortization of intangibles (2)	2,209	2,224	6,650	6,668
Acquisition, integration, and related costs (3)	30	374	91	1,026
Other adjustments (4)	—	2	—	(75)
Adjusted net income (loss)	$(1,147)	$549	$1,186	$2,658

Diluted earnings (loss) per share:
Reported net loss	$(0.16)	$(0.10)	$(0.27)	$(0.25)
Adjusted net income (loss)	$(0.06)	$0.02	$0.05	$0.12

Weighted average number of common shares outstanding:
Diluted (5)	20,666	22,425	22,873	22,218

(1) Applicable to common stockholders

(2) Reflects the elimination of non-cash amortization of acquisition-related intangible assets

(3) Reflects the add back of acquisition/integration related transaction costs

(4) Reflects adjustments to earn-out fair value

(5) Reflects adjustment for dilution when adjusted net income is positive

BALANCE SHEETS

(In thousands, except per share amounts)

	September 30,	December 31,
	2024	2023
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,133	$324
Accounts receivable, less allowance for doubtful accounts of $1,990 and $1,582 as of September 30, 2024 and December 31, 2023, respectively	60,125	58,147
Prepaid expenses and other current assets	3,310	2,142
Total current assets	64,568	60,613

Goodwill	85,828	85,828
Intangible assets, net	20,006	26,052
Property and equipment, net, and other assets	7,753	4,626
Total assets	$178,155	$177,119

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$39,947	$41,296
Other current liabilities	1,434	2,470
Current portion of notes payable	1,159	1,159
Total current liabilities	42,540	44,925

Notes payable, net	71,901	64,638
Other long-term liabilities	946	1,275
Total liabilities	115,387	110,838

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, 10,000 shares authorized, no shares issued and outstanding as of September 30, 2024 and December 31, 2023	—	—
Common stock, $0.001 par value, 200,000 shares authorized, 20,464 and 20,161 shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	20	20
Additional paid-in capital	178,351	176,309
Accumulated deficit	(115,603)	(110,048)
Total stockholders’ equity	62,768	66,281
Total liabilities and stockholders’ equity	$178,155	$177,119

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